                                                                       Exhibit D


                             ----------------------
                             SUBSCRIPTION AGREEMENT
                             ----------------------


                                     BETWEEN

                                 NEUROCHEM INC.

                                       AND

                         PP LUXCO HOLDINGS II, S.A.R.L.

                                       AND

                               PICCHIO PHARMA INC.


                             ----------------------


                                  COMMON SHARES

                                       AND

                                    WARRANTS




                                  JULY 25, 2002

                                TABLE OF CONTENTS



1.  DEFINITIONS                                                                2

2.  SUBSCRIPTION FOR UNITS AND SUBSCRIPTION PRICE                              3

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY                              4

4.  REPRESENTATIONS AND WARRANTIES OF PP LUXCO AND PPI                        10

5.  POST-CLOSING COVENANTS                                                    10

6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
    INDEMNIFICATION                                                           11

7.  PUBLIC ANNOUNCEMENTS                                                      12

8.  FEES AND EXPENSES                                                         12

9.  NOTICES                                                                   12

10. MISCELLANEOUS PROVISIONS                                                  14

                             SUBSCRIPTION AGREEMENT


ENTERED INTO AT MONTREAL, Province of Quebec, on this 25 th day of July 2002.


BETWEEN: PP LUXCO HOLDINGS II, S.A.R.L. an entity duly incorporated under the laws of Luxembourg, herein acting and represented by Stephane Hadet, its Manager, duly authorized for the purposes hereof as he so declares

              (hereinafter referred to as the "PP LUXCO")

AND: PICCHIO PHARMA INC., an entity duly incorporated under the Canada Business Corporations Act, having its head office at 759 Victoria Square, Suite 224, Montreal, Quebec, herein acting and represented by Pierre Larochelle, its Vice President, Business Development and Legal Affairs, duly authorized for the purposes hereof as he so declares;

              (hereinafter referred to as the "PPI")

AND: (PP Luxco and PPI hereinafter collectively referred to as the "INVESTOR") NEUROCHEM INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 7220, Frederick-Banting, Suite 100, Saint-Laurent, Quebec, H4S 2A1, herein acting and represented by Don Geysel, its Vice President Finance and Chief Financial Officer, duly authorized for the purposes hereof as he so declares;

              (hereinafter referred to as the "COMPANY")


         WHEREAS on June 19, 2002, the Company accepted the Investor's private placement offer dated that date (the "PRIVATE PLACEMENT PROPOSAL"), in which the Investor indicated the principal terms on which it would be willing to subscribe for common shares of the share capital of the Company together with Warrants; and

         WHEREAS, in order to give effect to the foregoing, the Company and the Investor wish to enter into this agreement with a view to determining the terms and conditions of the aforesaid subscription;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


1.       DEFINITIONS

         The following terms and expressions, where used in this agreement and in the Schedules hereto, have the following meaning, unless the context requires otherwise:

         1.1  "COMMON SHARES" means common shares of the Company;

         1.2  "CVMQ" means the Commission des valeurs mobilieres du Quebec;

         1.3 "COMPANY INTELLECTUAL PROPERTY" means all intellectual Property relating to the operation of the business of the Company, the whole as more fully described in Schedule B hereto;

         1.4 "ENCUMBRANCES" mortgages, hypothecs, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

         1.5 "FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Company, the accompanying notes and the auditors' report thereon for the year ended June 30, 2001, together with each subsequent unaudited interim financial statements, as filed with the regulatory authorities under the applicable Securities Laws as of the date hereof;

         1.6 "INTELLECTUAL PROPERTY" means all rights in trade-marks and trade-names, patents, patent applications, discoveries, processes, designs, including industrial designs, inventions, specifications, software, technical information, know-how, technologies, formulae, copyrights, databases, data, models, templates, prototypes in use or under development, results and knowledge obtained directly or indirectly from the completion of research and development projects and not in the public domain, including all improvements to or amendments of any of the foregoing rights, rights pertaining to their registration or to applications for registration or renewal thereof in all territories or jurisdictions, licences, sublicences or concessions, and all other intellectual property rights required for or relating to the operation of a business or arising therefrom;

         1.7 "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial position, business, affairs, prospects, shareholders' equity or results of operations of the Company;

         1.8 "MATERIAL FACT" means a material fact for purposes of the Securities Laws;

         1.9 "MISREPRESENTATIONS" has the meaning given to it in the Securities Laws;

         1.10 "PERMANENT INFORMATION RECORD" means information concerning the Company contained in (i) the Financial Statements of the Company,
              (ii) the management proxy circular dated October 30, 2001 distributed in connection with the annual and special meeting of shareholders of the Company held on December 5, 2001, (iii) the annual information form of the Company dated November 16, 2001 for the year ended June 30, 2001, and (iv) management's discussion and analysis of the financial condition and results of operations for the year ended June 30, 2001, as filed with the regulatory authorities pursuant to the applicable Securities Laws;

         1.11 "PLAN" means the amended and restated stock option plan of the Company;

         1.12 "PP LUXCO'S SECURITIES" means collectively the 2,800,000 Common Shares and the 2,800,000 Warrants to be issued to PP Luxco under section 2;

         1.13 "PRIVATE PLACEMENT PROPOSAL" has the meaning given to it in the recitals hereto;

         1.14 "SECURITIES LAWS" means collectively the securities laws applicable in Alberta, British Columbia, Ontario and Quebec and the regulations thereunder, as well as policies published by the securities commissions or similar regulatory authorities in such provinces;

         1.15 "SHARES" means collectively the 2,800,000 Common Shares to be issued to PP Luxco pursuant to section 2;

         1.16 "SUBSCRIPTION PRICE" means the subscription price for each Unit as provided in subsection 2.1;

         1.17 "SUBSIDIARY" has the meaning given to that term pursuant to the current provisions of the Canada Business Corporations Act;

         1.18 "UNDERLYING SHARES" means collectively the 2,800,000 Common Shares issuable upon the exercise of the Warrants;

         1.19 "UNITS" has the meaning given to it in subsection 2.1;

         1.20 "WARRANTS" means collectively the 2,800,000 warrants issued pursuant to the warrant certificate in the form attached hereto as Schedule A, entitling PP Luxco, subject to exercise of the warrants at the price and on the terms indicated in Schedule A, to subscribe for up to 2,800,000 Common Shares.

2.       SUBSCRIPTION FOR UNITS AND SUBSCRIPTION PRICE

         2.1 PP Luxco hereby subscribes for 2,800,000 units (the "UNITS"), each Unit consisting of one Common Share and one Warrant for a total consideration of $7,000,000, representing a price of $2.50 per Unit (such price being hereinafter referred to as the "SUBSCRIPTION PRICE").

         2.2 The Company accepts PP Luxco's subscription and issues to PP Luxco the Shares and the Warrants as fully paid and non-assessable for the aggregate Subscription Price and in accordance with the terms and conditions set out herein.

         2.3 The Company acknowledges receipt from PP Luxco of an amount of $7,000,000 in complete and final payment of the aggregate Subscription Price for the Shares and the Warrants. PP Luxco acknowledges receipt from the Company of a certificate registered in PP Luxco's name representing the Shares and a certificate representing the Warrants.

         2.4 The Subscription Price for each Unit is allocated as follows: (i) an amount of $2.49 attributed to the subscription price for the Common Share included in such Unit, (ii) an amount of $0.01 attributed to the subscription price for the Warrant included in such Unit.

3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Investor and hereby acknowledges that PP Luxco is relying on such representations and warranties for the purposes of subscribing for Units pursuant to this agreement, that:

         3.1 The Permanent Information Record at the applicable date of filing with the regulatory authorities pursuant to the applicable Securities Laws (i) complied with the requirements of the Securities Laws; (ii) did not contain any Misrepresentations;
              (iii) constituted full, true and plain disclosure of all the Material Facts relating to the Common Shares and the Company; and
              (iv) did not omit to state any Material Fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

         3.2 The Company has not sustained, since June 30, 2001, any material loss relating to its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree or from any regulatory body having jurisdiction. Since March 31, 2002: (i) the Company has not incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) or entered into any transactions not in the ordinary course of business that are material to them (except transactions contemplated by this agreement); and (ii) there has not been any material adverse change, or any development which could be reasonably interpreted to have a Material Adverse Effect (including potential material adverse changes arising from pending or, to the best of the Company's knowledge, threatened claims or contingent liabilities), in or affecting the affairs, management, financial position, shareholders' equity or results of operations of the Company.

         3.3 The Company has good and marketable title to all property owned by it which is material, individually or in the aggregate, free of any Encumbrance of any kind, except as mentioned in SCHEDULE 3.3. Any property held under lease by the Company which is material, individually or in the aggregate, to it is held by it under valid, subsisting and enforceable leases with such exceptions as are not material, individually or in the aggregate to the Company.

         3.4 The Company (a) has been duly incorporated, organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own, lease and operate its property and assets, to conduct its business as now conducted and as currently proposed to be conducted and to carry out the provisions hereof; and (b) where required or material, has been duly qualified as an extra-provincial or foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business.

         3.5 The Company has an authorized share capital consisting of an unlimited number of Common Shares and an unlimited number of Preferred Shares, 18,070,780 Common Shares of which are issued and outstanding.

         3.6 All of the issued and outstanding shares of the share capital of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

         3.7 The Shares have been duly authorized and are validly issued to PP Luxco as fully paid and non-assessable and will be freely negotiable after the expiry of the applicable holding period.

         3.8 The Underlying Shares have been duly authorized and reserved for issuance and, subject to exercise of the Warrants in accordance with their terms and conditions, will be validly issued to PP Luxco as fully paid and non-assessable and will be freely negotiable after the expiry of the applicable holding period, if any.

         3.9  The Company has no operating subsidiaries.

         3.10 The Company is not in violation of its constating documents, by-laws or resolutions of its directors or shareholders or in default in the performance of any indenture, hypothec, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, which violation, default or defaults, individually or in the aggregate, would have a Material Adverse Effect.

         3.11 The compliance by the Company with all of the provisions of this agreement and the consummation of the transactions contemplated herein:

              3.11.1 will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreements to which it is a party or result in the creation or imposition of any lien, prior claim, charge or encumbrance on any of the property or assets of the Company pursuant to the terms of any indenture, hypothec, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company are subject;

              3.11.2 will not result in any violation of the provisions of the constating documents, by-laws or resolutions of the directors or shareholders of the Company; and

              3.11.3 will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties;

              other than, in the case of paragraphs 3.11.1 and 3.11.3 above, any breach, default, violation or conflict which, individually or in the aggregate, will not have a Material Adverse Effect.

         3.12 No consent, approval, authorization, order, registration, filing, deposit or qualification of or with any court or governmental or regulatory agency or body or any person, firm, corporation or entity is required for the consummation by the Company of the transactions contemplated by this agreement, except for the written consent of more than 50% of the Shareholders of the Company relating to the issuance of 1,095,000 of the 2,8000,000 Warrants, the consent of the Toronto Stock Exchange (the "TSX"), the filing with the CVMQ of the relevant notice in respect of the Shares, the Warrants and the Underlying Shares and the payment of the filing fees associated therewith as required by the Securities Laws and of the duly signed Private Placement Questionnaire and Undertaking. The Shares and the Underlying Shares have been conditionally approved for listing on the TSX subject to compliance only with customary listing conditions.

         3.13 The Company has not been served or otherwise received notice of any legal or governmental proceedings and there are no legal or governmental proceedings to which the Company is a party or of which any property or assets of the Company is the subject which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or which might reasonably be expected to materially and adversely affect the consummation by the Company of the transactions contemplated by this agreement. To the best of the Company's knowledge, no such proceedings are threatened (implicitly or otherwise) or contemplated by governmental or regulatory authorities or any other parties. Schedule 3.13 contains the list of all the litigation, pending or threatened, involving the Company, relating to claims with a value of $50,000 or more.

         3.14 The Company holds all of the permits, licences and like authorizations necessary for it to carry on its business in each jurisdiction where such business is carried on. Each of such permits, licences and like authorizations is in good standing and the Company is not in default with respect to filings to be effected or conditions to be fulfilled in order to maintain such permits, licences or like authorizations in good standing, such as might produce a Material Adverse Effect.

         3.15 The Company is not in violation of any law, ordinance, administrative or governmental rule or regulation or court decree applicable to it, nor is it not in compliance with any term or condition of, nor has it failed to obtain, any licence, permit, franchise or other administrative or governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation, non-compliance of failure to obtain would, individually or in the aggregate, have a Material Adverse Effect or which might reasonably be expected to materially and adversely affect the consummation by the Company of the transactions contemplated by this agreement. All such licences, permits, franchises or other administrative or governmental authorizations which are so required are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or would reasonably be expected to affect or restrict in a materially adverse manner the operation of the business of the Company, as now carried on or proposed to be carried on.

         3.16 The Company is not aware of any legislation or regulations which would have a Material Adverse Effect.

         3.17 There are no issued or outstanding (a) securities or obligations of the Company convertible into or exchangeable for any shares of the share capital of the Company; (b) warrants, rights or options to subscribe for or purchase from the Company any such shares of the share capital of the Company, any other securities of the Company or any such convertible or exchangeable securities or obligations; or (c) obligations for the Company to issue, purchase or redeem such shares, such other securities, any such convertible or exchangeable securities or obligations, or any such warrants, rights, options or obligations, except pursuant to the provisions hereof and as disclosed in SCHEDULE 3.17.

         3.18 The Company has full corporate power and authority to enter into this agreement, to issue the Shares, the Warrants and the Underlying Shares and to consummate the transactions provided for herein and to do all things and take all actions required to be done or taken hereunder.

         3.19 The execution of this agreement and the performance of the obligations of the Company arising therefrom have been duly authorized by all necessary corporate action required to be taken by the Company.

         3.20 This agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and the qualification that specific performance and injunctive relief are awarded at the discretion of the court before which they may be validly sought.

         3.21 The Financial Statements are true and accurate, present fairly the financial position and condition of the Company as at the date indicated and the results of its operations for the period specified, reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Company as at the date indicated and have been prepared in conformity with generally accepted accounting principles in Canada applied on a consistent basis.

         3.22 The definitive form of certificate for the Shares is in due and proper form under the laws governing the Company and complies with the requirements of the TSX.

         3.23 With such exceptions as are not material to the Company (a) the Company has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which were claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required to be filed; (b) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Company and there are no actions, suits, proceedings, investigations or claims threatened or pending against the Company in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority, and (c) the Company has no reason to believe that it may be subject to an assessment or proceeding under section 245 of the Income Tax Act (Canada) or any equivalent provision of any applicable tax law.

         3.24 The Company owns or has a right or interest in all the Company Intellectual Property, free and clear of any Encumbrances; except in the case of any Company Intellectual Property licenced to the Company as disclosed in SCHEDULE 3.24. Complete and accurate copies of all agreements whereby any rights in any of the Company Intellectual Property have been granted or licenced to the Company have been provided to the Investor. All registrations of Company Intellectual Property that are material to the business of the Company have been properly made in jurisdictions where such registrations are necessary or desirable, including, without any limitation, in the U.S. and Japan.

         3.25 Except as indicated in SCHEDULE 3.25 hereto, the Company has the exclusive right to use all of the Company Intellectual Property and the Company has not granted any licence or other rights to any other person in respect of the Company Intellectual Property. Complete and accurate copies of all agreements whereby any rights in any of the Company Intellectual Property have been granted or licenced by the Company to any other person have been provided to the Investor.

         3.26 No officer, employee, consultant or other service provider of the Company has any rights in the Company Intellectual Property and, if applicable, each such officer, employee, consultant or other service provider has signed, in favour of the Company, an assignment of his or her rights, and waiver of his or her moral rights, in any Intellectual Property made or designed by such officer or employee during the course of his or her employment with the Company or by such consultant or other service provider during the course of his or her performance of services on behalf of the Company.

         3.27 The conduct of the business of the Company and the use by the Company of the Company Intellectual Property does not to the best of its knowledge after due inquiry infringe any Intellectual Property rights of a third party and the Company is not aware of any infringement or breach by any third party of the Company Intellectual Property. The Company confirms that it has not been the object of any legal proceedings relating to an infringement of Intellectual Property rights of any third party and that the Company has not received any demand letter or other notice alleging that it has infringed the Intellectual Property rights of any third party. The Company confirms that it is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Company Intellectual Property.

         3.28 Other than in its agreement with Amersham Health plc, wherein the Company agrees not to compete in the area of diagnostic imaging of Alzheimer's Disease, the Company is not a party to and is not bound by a covenant not to compete or other covenant or agreement that includes a covenant limiting its ability to compete in any sector or territory or materially restricting its business or areas of operation.

         3.29 The Company keeps in force property, liability and business insurance, including directors' liability insurance, with recognized insurers. Each of such policies covers reasonable risks and is for amounts that a prudent administrator carrying on a similar business would keep in force and each of such policies is in force. The Company is not in default to comply with any of the terms and conditions of any of such policies and has not omitted to give a notice or file a claim under any of such policies in a timely manner; there has been no claim under the insurance policies since the date of the Financial Statements.

         3.30 Each of the clinical testing agreements executed by the Company with clinical investigation/testing sites contains a covenant by the other party to obtain the necessary approvals to proceed with clinical testing.

         3.31 The Company confirms that effective upon closing of the transactions contemplated herein, Dr. Francesco Bellini will have been validly appointed Director and Chairman of the Board of the Company.

4.       REPRESENTATIONS AND WARRANTIES OF PP LUXCO AND PPI

         Each of PP Luxco and PPI hereby represents and warrants to the Company on its own behalf as follows and acknowledges that the Company is relying on such representations and warranties for purposes of issuance of the Units hereunder:

         4.1 PP Luxco has full power and authority to enter into this agreement, to subscribe for the Units hereunder and to consummate the transactions provided for herein and do all things necessary and expedient hereunder.

         4.2 The execution of this agreement and the performance of the obligations of each of PP Luxco and PPI arising therefrom have been duly authorized by all necessary corporate action required to be taken by them.

         4.3 This agreement has been duly and validly authorized, executed and delivered by each of PP Luxco and PPI and constitutes a valid and binding obligation of each of PP Luxco and PPI enforceable against each of them in accordance with its terms, subject to the qualification that enforcement thereof is subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and the qualification that specific performance and injunctive relief are awarded at the discretion of the court before which they may be validly sought.

         4.4 The execution and delivery of this agreement by each of PP Luxco and PPI and compliance by each of PP Luxco and PPI with all of the provisions thereof shall not cause PP Luxco or PPI to be in violation of its constating documents, by-laws or resolutions or in default under any agreement or instrument to which PP Luxco or PPI is a party or by which it is bound.

5.       POST-CLOSING COVENANTS

         The Company covenants to the Investor as follows:

         5.1 Representation at the Board of Directors. At the first meeting of the Company's shareholders to occur after the date hereof at which directors of the Company are to be elected, and at each such meeting thereafter, the Company shall cause a total of three (3) nominees of PPI (out of a minimum of 7 directors) to be included in the management slate of nominees to be presented for election to the Company's board of directors at such meeting. To that end, the Company shall take all such reasonable steps, execute all such documents and do all such acts and things as may be required to cause the three nominees of PPI (including the appointment of Dr. Francesco Bellini as Chairman of the Company) to be included in the management slate of nominees for election to the Company's board of directors at every meeting of shareholders called for such purpose. If, between meetings of the

              Company's shareholders, a nominee of PPI ceases to be a director of the Company for any reason, PPI shall have the right, but not the obligation, to cause the Company to fill the vacancy created on the board of directors as a result thereof and to cause such director to be replaced with another nominee to be designated by PPI, such nominee to hold office until the next meeting of the Company's shareholders at which directors of the Company are to be elected at which time the remaining provisions of this Section shall continue to apply. PPI's right to have its three nominees included in each management slate for the election to the Company's board of directors in accordance with this Section shall commence on the date hereof and shall terminate on the date that PPI ceases to beneficially hold at least 15% of the outstanding Common Shares (including shares issuable upon exercise of the Warrants), indirectly or directly, in the aggregate.

         5.2 Underlying Shares. As long as Warrants are beneficially held by PPI, directly or indirectly, the Company covenants to the Investors to set aside and keep available a sufficient number of Common Shares (or, if the Common Shares have been converted, exchanged or reclassified or replaced in any other manner by other securities, a sufficient number of such other securities) to permit exercise of all of the Warrants.

         5.3 Necessary Requirements. The Company shall satisfy all necessary requirements and shall take all necessary steps after the date hereof to permit the listing of the Shares and the Underlying Shares on the TSX and shall satisfy all requirements (including the filing requirement and payment of fees) of the Securities Laws applicable to the transactions contemplated herein.

6.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         6.1 Survival. The representations and warranties of the parties contained herein shall continue in full force and effect after the date hereof, notwithstanding any inquiries made before or after the date hereof, for period of two (2) years except that (i) in the event of fraud, they shall survive indefinitely, (ii) the representations and warranties contained in subsections 3.4 to 3.8, 3.9 and 3.17 to 3.20 and those contained in subsections 4.1 to 4.3 shall survive indefinitely, (iii) the representations and warranties contained in subsection 3.1 shall survive for a period of three (3) years, and (iv) the representations and warranties contained in subsection 3.23 shall survive until the expiry of the limitation period provided by the applicable legislation.

         6.2 Indemnification by the Company. Without prejudice to any other remedy which may be exercised by the Investor, the Company undertakes to indemnify and save and hold each of PP Luxco and PPI harmless from all damages, losses or expenses, direct or indirect, that they may sustain or incur as a result of any inaccuracy of the representations and warranties or any breach of the covenants of the Company contained herein (including any damages, losses or expenses, such as legal fees and other legal expenses, sustained or incurred as a result of a third-party claim).

         6.3 Indemnification by PP Luxco and PPI. Without prejudice to any other remedy that may be exercised by the Company, each of PP Luxco and PPI undertakes, on its own behalf, to save and hold the Company harmless from all damages, losses or expenses, direct or indirect, that the Company may sustain or incur as a result of any inaccuracy of the representations and warranties or any breach of the covenants of the Investor contained herein (including any damages, losses or expenses, such as legal fees and other legal expenses, sustained or incurred as a result of a third-party claim).

         6.4 Maximum Liability. The Company shall cease to be liable for any loss incurred by the Investor for which indemnification may be sought in accordance with this Agreement when the aggregate indemnities paid by the Company to the Investor hereunder exceed $7,000,000 on a pre-tax basis (that is, without taking into account any tax savings by the Investor).

7.       PUBLIC ANNOUNCEMENTS

         Neither the Investor nor the Company may issue any press release or make any public announcement with respect to the existence and terms of this agreement without the prior consent of the other parties, subject to the regulatory obligations of the Company as a publicly-held company.

8.       FEES AND EXPENSES

         The fees and expenses related to this transaction will be paid as provided in the Private Placement Proposal.

         The above-mentioned expenses must be paid on the date hereof, subject to receipt of supporting documents.

9.       NOTICES

         9.1 Any notice or other communication to be given or made hereunder must be given or made in writing and will be deemed properly given if delivered to the addressee by messenger or by mail or if sent by fax and addressed as follows:

         TO THE INVESTOR:

         PP LUXCO HOLDINGS II, S.A.R.L.
         20 Avenue Monterey
         L-2163 Luxembourg

         Attention:   Stephane Hadet,
                      Manager

         Fax NO.: + 352-46 844

         WITH A COPY TO:

         PICCHIO PHARMA INC.
         759 Square Victoria
         Suite 224
         Montreal, Quebec
         H2Y 2J7

         Attention:   Pierre Larochelle,
                      Vice-President, Business Development and Legal Affairs

         Fax No.: (514) 282-0553


         TO THE COMPANY:

         NEUROCHEM INC.
         7220 Frederick-Banting Street
         Suite 100
         St-Laurent, Quebec
         H4S 2A1

         Attention:    Dr. Louis Lamontagne,
                       President and Chief Executive Officer

         Fax No.: (514) 337-5339

    9.2 Any notice sent in accordance herewith shall be deemed to have been received by the addressee at the time of its delivery if delivered by messenger or by bailiff or on the fifth (5th) business day following its mailing if mailed or on the next business day after its sending if sent by fax. However if normal postal or fax services are interrupted by an event of force majeure, the party sending the notice must use a service which has not been interrupted or deliver the notice by messenger so that the other party receives it rapidly. Either party may notify to the other party any change of address for purposes hereof in the manner indicated hereinabove.

     10. MISCELLANEOUS PROVISIONS

         10.1 The recitals and the Schedules hereto form an integral part hereof.

         10.2 All sums of money referred to in this agreement are expressed in Canadian currency and all payments are to be made in Canadian currency.

         10.3 The parties undertake to take any action and to execute any document to give full effect to the provisions of this agreement.

         10.4 The waiver by one party of any breach by the other party of any provision of this agreement shall not constitute a waiver of any subsequent breach of the same provision or of any other provision. No provision of this agreement shall be deemed to have been waived by a party unless that party has recorded the waiver in writing.

         10.5 This agreement constitutes the entire agreement between the parties and replaces any agreement or contract, proposal, representation, negotiation or agreement, whether verbal or in writing, previously entered into between the parties and relating to the matters discussed herein, including the Private Placement Proposal.

         10.6 The headings of the sections of this agreement are inserted for ease of reference only and may not be used to construe the agreement.

         10.7 Every provision of this agreement shall be severable and the invalidity of a provision shall not have the effect of making any of the other provisions hereof invalid.

         10.8 This agreement may not be amended except by an instrument in writing executed by all the parties hereto.

         10.9 Where required by the context, the singular includes the plural, the masculine gender includes the feminine gender and the neuter gender and vice-versa.

        10.10 This agreement is governed by the laws in force in the province of Quebec and any legal proceeding or action that arises herefrom shall be instituted before the courts of Quebec, which shall have exclusive jurisdiction.

        10.11 Each signed counterpart hereof shall be deemed to be an original and all such originals taken together shall constitute one and the same instrument.

        10.12 For purposes of this agreement, the parties elect domicile at their respective addresses indicated in section 9 with the exception of PP Luxco which hereby elects domicile in Montreal, Quebec, Canada.

        10.13 This agreement and the rights and obligations arising herefrom and the Warrants and associated rights may not be assigned in whole or in part by an Investor without the prior written agreement of the Company, except to affiliates of such Investor. For greater certainty there are no restrictions on the transfer of the Shares and Underlying Shares except for the holding period that applies pursuant to the Securities Laws, if any.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE DATE AND PLACE FIRST HEREINABOVE MENTIONED.

                                PP LUXCO HOLDINGS II, S.A.R.L.


                            By: /s/ Stephane Hadet
                                ---------------------
                                Name: Stephane Hadet
                                Title: Manager




                                PICCHIO PHARMA INC.

                            By: /s/ Pierre Larochelle
                                ----------------------
                                Name: Pierre Larochelle
                                Title: Vice President, Business Development



                                 NEUROCHEM INC

                             By: /s/ Don Geysel
                                 ----------------------
                                 Name: Don Geysel
                                 Title: VP Finance & CFO

                                   SCHEDULE A

           THIS WARRANT SHALL EXPIRE AND BE OF NO FURTHER LEGAL EFFECT
              UNLESS DULY EXERCISED WITHIN THE TIME HEREIN PROVIDED


                                 NEUROCHEM INC.

                     (Incorporated under the laws of Canada)

July 25,2002
                                 RIGHT TO PURCHASE UP TO 2,800,000 COMMON SHARES

                                     WARRANT
                               FOR THE PURCHASE OF
                                  COMMON SHARES

THIS IS TO CERTIFY THAT for value received, PP Luxco Holdings II s.a.r.l. (the "HOLDER"), shall be entitled to subscribe for and purchase, during the period herein provided, up to 2,800,000 fully paid and non-assessable Common Shares, subject to adjustment as provided herein (the "WARRANT SHARES") in the capital of Neurochem Inc. (the "CORPORATION") at an exercise price of $3.13 per share, subject to adjustment as provided herein (the "WARRANT EXERCISE PRICE"). Any rights hereunder not exercised before the Expiry Time (as defined hereinafter) shall expire and become of no further legal effect whatsoever.

This Warrant is issued pursuant to, and subject to the provision of, the subscription agreement dated July 25, 2002 among the Corporation, the Holder and Picchio Pharma Inc. (the "SUBSCRIPTION AGREEMENT").

Subject to the provisions of the following paragraph, this Warrant may be exercised in whole (or in part) at any time during the period commencing on the date hereof until the Expiry Time. The "EXPIRY TIME" of this Warrant shall be 5:00 p.m. (Montreal time) on July 25, 2005.

This Warrant may be exercised by the Holder hereof, in whole or in part, by surrender of this Warrant, accompanied by a duly completed subscription form, substantially in the form of Schedule 1 hereto, at the office of the Corporation, 7220, Frederick-Banting, Suite 100, Saint-Laurent, Quebec, Canada, H4S 2A1 (or such other address as the Corporation shall designate by way of prior written notice to the Holder), together with a certified cheque or bank draft payable to or to the order of the Corporation in payment of the aggregate Warrant Exercise Price for the Warrant Shares exercised at such time.

As soon as practicable following the exercise of this Warrant, the Corporation shall issue the Warrant Shares that the Holder has purchased upon such exercise and deliver a certificate for the Warrant Shares so purchased to the Holder.

The Corporation covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and non-assessable and free of all liens, charges and encumbrances. The Corporation further covenants and agrees that, during the period within which this Warrant may be exercised, the Corporation will at all times have authorized and reserved a sufficient number of Common Shares or other applicable shares, securities or other property to provide for the issuance of all Warrant Shares upon the exercise of this Warrant.

The Corporation covenants that in the event that this Warrant is only partially exercised, following such partial exercise the Corporation will make and deliver a new Warrant in the name of the Holder representing the remaining Warrant Shares available for subscription and purchase by the Holder (the "NEW WARRANT"). It is understood that the New Warrant shall be identical to this Warrant, with the exception of the number of remaining Warrant Shares available for purchase.

IN ADDITION TO THE FOREGOING, THE FOLLOWING TERMS AND CONDITIONS SHALL GOVERN THIS WARRANT:

1. If the Corporation shall at any time subdivide its outstanding Common Shares into a greater number of shares, the Warrant Exercise Price shall be proportionately decreased and the number of Warrant Shares entitled to be purchased proportionately increased, and conversely, if the outstanding Common Shares of the Corporation shall be consolidated into a smaller number of shares, the Warrant Exercise Price shall be proportionately increased and the number of Warrant Shares entitled to be purchased hereunder shall be proportionately decreased accordingly.

2. If at any time after the date hereof and prior to the Expiry Time there is a reorganization or reclassification of the capital stock of the Corporation outstanding or a change of the Common Shares into other shares or into other securities or other reorganization (other than as contemplated under Section 1 hereto), or a consolidation, amalgamation or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or a transfer of the undertaking or assets of the Corporation as an entity or substantially as an entity to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property (each one of the foregoing being referred to herein as a "REORGANIZATION"), the Holder hereof shall have the right to purchase and receive, and shall accept for the same aggregate consideration, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Warrant Shares immediately theretofore issuable upon the exercise of the Warrant, such shares or other securities as would have been issued or delivered with respect to or in exchange for such number of outstanding Common Shares equal to the number of Warrant Shares issuable upon the exercise in full of this Warrant, had such Reorganization taken place immediately after such exercise. The Corporation shall not effect any Reorganization unless, prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Corporation), resulting from such Reorganization, shall assume, by written instrument executed and mailed or delivered to the Holder of this Warrant, the obligation to deliver such Holder such shares or securities in accordance with the foregoing provisions.

 3. If and whenever at any time after the date hereof and prior to the Expiry Time, the Corporation fixes a record date for the issue or the distribution to all or substantially all the holders of Common Shares of (i) securities of the Corporation, including rights, options or warrants to acquire securities or other property or assets (including evidences of indebtedness) of the Corporation or (ii) any property or other assets, in either case as a stock dividend and in any case if such issuance or distribution does not constitute a dividend paid in the ordinary course or a Reorganization (any of such non-excluded events being called a "SPECIAL DISTRIBUTION"), the Warrant Exercise Price will be adjusted effective immediately after such record date to a price determined by multiplying the Warrant Exercise Price in effect on such record date by a fraction:

           (a)      the numerator of which will be

                    (i) the product of the number of Common Shares outstanding on such record date and the current market price of the Common Shares on such record date; less

                    (ii) the fair market value, as determined by action of the directors of the Corporation (whose determination will be conclusive), to the holders of Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

           (b) the denominator of which will be the product of the number of Common Shares outstanding on such record date and the current market price of the Common Shares on such record date.

                    To the extent that any Special Distribution is not so made, the Warrant Exercise Price will be readjusted effective immediately to the Warrant Exercise Price.

4.         For the purposes of Sections 1 through 3 above,

          (a) "CURRENT MARKET PRICE" at any date means the weighted average closing price per Common Share for the twenty (20) consecutive trading days ending on the fifth (5th) trading day before such date on the Toronto Stock Exchange or, if the Common Shares are not listed thereon, on such stock exchange, quotation system or over-the-counter market on which the Common Shares are listed or quoted as may be selected for such purpose by the directors of the Corporation;

          (b) "DIVIDEND PAID IN THE ORDINARY COURSE" means dividends howsoever paid on the Common Shares in any financial year of the Corporation which are designated as such by action of the directors of the Corporation acting reasonably;

          (c) the adjustments provided for in Sections 1 through 3 are cumulative and will, in the case of adjustments to the Warrant Exercise Price, be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section; and

          (d) no adjustment in the Warrant Exercise Price will be required unless such adjustment would result in a change of at least 1% in the prevailing Warrant Exercise Price; provided, however, that any adjustments which, except for the provisions of this subsection would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

5. The Corporation shall not be required to issue fractional shares in satisfaction of its obligations hereunder. If any fractional interest in shares would, except for the provisions of this Section 5, be deliverable upon any exercise of this Warrant, the number of shares deliverable upon such exercise shall be rounded down to the next whole number and the amount of the Warrant Exercise Price payable by the Holder shall be reduced accordingly in respect of such fractional interest not required to be issued or delivered by the Corporation.

6. Upon any adjustment of the number of Warrant Shares subject to this Warrant, then and in each case the Corporation shall give written notice thereof to the Holder at the Holder's address in the books of the Corporation, which notice shall state the number of shares or other securities subject to the Warrant resulting from such adjustment, and shall upon receipt of the written request of the Holder set forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7. The Corporation shall make all required filings under applicable securities laws and, if applicable, by-laws, rules and regulations of the Toronto Stock Exchange and any other stock exchange or quotation system on which the Common Shares of the Corporation may be listed or quoted, to report the issuance of this Warrant to the Holder and the purchase of Warrant Shares hereunder, and shall pay all fees or other governmental charges in connection with such filing.

8.        The Corporation shall use its best efforts to:

          (a) maintain the listing of the Common Shares on the Toronto Stock Exchange and to ensure that the Warrant Shares issuable upon exercise of this Warrant will be listed and posted for trading on the Toronto Stock Exchange; and

          (b) comply with its reporting issuer obligations under the Securities Act (Quebec) and equivalent provisions, if any, of applicable securities laws in each other Province of Canada.

9. This Warrant shall not entitle the Holder hereof to any rights as a shareholder of the Corporation, including, without limitation, voting rights or the right to receive the payment of dividends.

10. This Warrant and the rights relating thereto may not be assigned, in whole or in part, by the Holder without the prior written consent of the Corporation, except to affiliates of the Holder.

11. If this Warrant is mutilated, lost, worn out, stolen or destroyed, the Corporation, and provided that the Holder furnishes such evidence of loss, theft or destruction as the Corporation may require, will issue and deliver a new warrant in replacement thereof.

12. Subject to the terms hereof, this Warrant shall enure to the benefit of and shall be binding upon the Holder and the Corporation and their respective successors and permitted assigns.

13. Any notice or other communication to be given or made hereunder must be given or made as specifically provided for herein or, failing specific instructions, in accordance with Section 9 of the Subscription Agreement.

14. All sums of money mentioned herein are expressed in Canadian currency and all payments hereunder are to be made in that currency.

15. This Warrant shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

          For purposes of this Warrant, the Holder elects domicile at Montreal, Quebec, Canada.

IN WITNESS WHEREOF Neurochem Inc. has caused this Warrant to be signed by its duly authorized officer and to be dated July 25, 2002.


                                 NEUROCHEM INC.


                                 PER: /S/ Don Geysel
                                      -------------------
                                      DON GEYSEL